EXHIBIT 99.1

                                  PRESS RELEASE

Monadnock Community Bancorp, Inc.                          603.924.9654
1 Jaffrey Road                                             www.monadnockbank.com
Peterborough, NH 03458

                              FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

     Monadnock Community Bancorp, Inc. Announces First Quarter 2006 Results

Peterborough, New Hampshire - April 28, 2006 - Monadnock Community Bancorp, Inc. (over-the-counter bulletin board: MNCK), the holding company for Monadnock Community Bank announced net income for the three months ended March 31, 2006 of $17,000, compared with a net loss of $41,000 for the three months ended March 31, 2005. Basic and diluted earnings per share were $0.02, respectively, for the three months ended March 31, 2006 compared to ($0.04), respectively for the three months ended March 31, 2005.

The increase in earnings for the three months ended March 31, 2006 compared with the same period a year earlier was primarily the result of an increase in net interest and dividend income of $101,000, a reduction in noninterest expense of $27,000, partially offset by a decrease in noninterest income of $31,000 and a provision for loan losses of $13,000.

Net interest and dividend income increased $101,000, or 25.1%, to $503,000 for the three months ended March 31, 2006 compared to $402,000 for the three months ended March 31, 2005, reflecting a $240,000, or 31.5%, increase in interest and dividend income, offset by a $139,000, or 38.5%, increase in interest expense. The interest rate spread for the three months ended March 31, 2006 was 2.40% compared with 2.09% for the same period a year ago. The net interest margin for the three months ended March 31, 2006 was 2.72% compared with 2.34% for the same period a year ago. The increase in net interest and dividend income, interest rate spread and net interest margin is attributable to a combination of a change in the mix of assets to higher yielding loans, the repricing of interest-earning assets more quickly than interest-bearing liabilities as well as an increase in average interest earning assets by $5.5 million during this period.

Noninterest income decreased $31,000 to $66,000 for the three months ended March 31, 2006 from $97,000 for the three months ended March 31, 2005. The decrease in 2006 compared to 2005 was attributable to decreases in net gains on sales of available-for-sale securities of $14,000, net gains on sales of loans of $38,000, partially offset by an increase in service charges on deposits of $23,000. The decrease in net gains on sales of loans is due to the sale of $536,000 of SBA government guaranteed loans in 2005 compared with $0 in 2006. The increase in service charges is primarily related to a new product which began in December 2005 known as "Overdraft Privelege Service" which provides our consumer and business customers with overdraft checking account protection.

Total assets increased by $1.8 million, or 2.4%, to $77.6 million at March 31, 2006 compared to $75.8 million at December 31, 2005. The increase primarily reflected growth in our net loan portfolio of $2.6 million, or 5.8%, to $47.1 million at March 31, 2006 from $44.5 million at December 31, 2005. Loan growth was concentrated in commercial real estate, short-term construction lending as well as one-to-four residential lending which grew $1.4 million, $528,000 and $433,000, respectively. The increase in concentration of new loan production in commercial lending is part of the overall business strategy of Monadnock Community Bank. Total deposits increased by $1.9 million, or 3.6%, to $55.1 million at March 31, 2006 from $53.2 million at December 31, 2005 with the largest increases in time certificates which increased $2.4 million during this time period.

Total nonperforming assets decreased from $350,000 or 0.46% of total assets at December 31, 2005 to $0 or 0.00% of total assets at March 31, 2006.


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President  and Chief  Executive  Officer  William M. Pierce,  Jr. said,  "We are pleased to report solid growth in our loan and deposit portfolios for 2006. We are excited about the growth opportunities that a second step offering will provide and expect the transaction, subject to regulatory and shareholder approval, to be completed by the beginning of the third quarter of 2006. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING  STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. Monadnock Community Bancorp intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Monadnock Community Bancorp's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.